Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2017, included in the Proxy Statement of Mirna Therapeutics, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Mirna Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

July 11, 2017